Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Health In Tech, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, Par value $0.001	(1)	Other	5,600,000	$1.47	$8,232,000.00	0.0001381	$1,136.84

Total Offering Amounts:							$8,232,000.00		1,136.84
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$1,136.84

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Offering Note(s)

(1)	Consists of 5,600,000 shares of our Class A common stock issued to the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of Class A common stock being registered hereunder include such indeterminate number of shares of Class A common stock as may be issuable with respect to the shares of Class A common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions. (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant's Class A common stock as reported on the Nasdaq Capital Market on April 20, 2026, which date is a date within five business days prior to the filing of this registration statement.